Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175695

PROSPECTUS

5,750,000 Shares

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This prospectus relates to an aggregate of 5,750,000 shares of common stock, par value $0.0001 per share, of Black Diamond, Inc., a Delaware corporation, (“Black Diamond” or the “Company”), which may be issued from time to time by the Company in connection with acquisitions by the Company of assets, businesses or securities. We expect that the terms of acquisitions involving the issuance of any such shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of the common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered.

We do not expect to receive any cash proceeds when we issue shares of common stock offered by this prospectus.

Our common stock trades on the Nasdaq Global Market (“NASDAQ”) under the symbol “BDE”. On August 16, 2011, the last reported sales price of our common stock on NASDAQ was $7.44 per share.

Investing in our common stock involves risks. In determining whether to accept shares of our common stock as all or part of the purchase price for our acquisition of your business, assets or securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 and in any applicable prospectus supplement we have authorized for use, and under similar headings in the documents that are incorporated by reference into this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2011

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This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you with copies of this information, without charge, upon written or oral request to:

Black Diamond, Inc.

2084 East 3900 South

Salt Lake City, UT 84124

Attention: Investor Relations

(801) 278-5552

In order to receive timely delivery of this information, you should make your request no later than five business days before the date you must make your investment decision. For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see “Incorporation By Reference”.

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References in this prospectus to: (i) “Black Diamond,” “Company,” “we,” “our,” and “us,” refer to Black Diamond, Inc.; (ii) “Black Diamond Equipment” refer to Black Diamond Equipment, Ltd.; and (iii) “Gregory Mountain Products” and  “Gregory” refer to Gregory Mountain Products, LLC.

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FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein include the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company’s customers; the Company’s ability to implement its growth strategy; the Company’s ability to successfully integrate and grow acquisitions; the Company’s ability to maintain the strength and security of its information technology systems; stability of the Company’s manufacturing facilities and foreign suppliers; the Company’s ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this prospectus are based upon information available to the Company as of the date of this prospectus, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein as well as other written or oral statements by us or our authorized officers on our behalf, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission’s Public Reference Room.

INCORPORATION BY REFERENCE

                   The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the Commission. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission, other than any portion of any such filing that is furnished under the applicable Commission rules, which documents contain important information about us and our common stock:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 15, 2011;

•	Amendment No. 2 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the Commission on January 10, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on January 24, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on March 18, 2011;

•	Our definitive proxy statement, filed with the Commission on April 29, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on June 13, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on July 29, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on August 8, 2011 (incorporated by reference herein solely with respect to “Item 8.01 – Other Events”);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 9, 2011; and

•	The description of our common stock, $0.0001 par value, contained in our Registration Statement on Form 8-A filed on June 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act: (i) after the date of the initial registration statement and prior to effectiveness of the registration statement; (ii) subsequent to the date of this prospectus and (iii) until we have sold all of the shares of common stock to which this prospectus relates or the offering is otherwise terminated; are incorporated by reference into this prospectus, other than, in each such case, any portion of any such filing that is furnished under the applicable Commission rules, and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at 2084 East 3900 South, Salt Lake City, Utah 84124, Attention: Investor Relations, or call (801) 278-5552.

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PROSPECTUS SUMMARY

                This document serves as a prospectus of Black Diamond to register 5,750,000 shares of our common stock, par value $0.0001 per share, which we plan to use in acquisition transactions from time to time in connection with the acquisition of assets, securities or businesses, whether by purchase, merger or any other form of business combination. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of our common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. In addition to shares of our common stock, consideration for these acquisitions may consist of any consideration permitted by applicable law, including, without limitation, the payment of cash, the issuance of a note or other form of indebtedness, the assumption of liabilities or any combination of these items.

                The common stock we issue pursuant to this prospectus and applicable prospectus supplement or post-effective amendment in these transactions may be reoffered pursuant to this prospectus by the stockholders thereof from time to time in transactions on the NASDAQ (or any other exchange on which our common stock may be listed or traded from time to time), in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices. These selling stockholders may sell their shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both.

                 In addition, we may issue our common stock pursuant to this prospectus and applicable prospectus supplement or post-effective amendment to acquire the assets, securities or business of debtors in cases under the United States Bankruptcy Code, which may constitute all or a portion of the debtor’s assets, securities or business. The common stock we issue in these transactions may be sold by the debtor or its stockholders for cash from time to time in market transactions or it may be transferred by the debtor in satisfaction of claims by creditors under a plan of reorganization approved by the applicable U.S. Bankruptcy Court or otherwise transferred in accordance with the Bankruptcy Code.

                We will bear all expenses in connection with the registration of the common stock being resold by selling stockholders, other than selling discounts and commissions and fees and expenses of the selling stockholders. The terms for the issuance of common stock may include provisions for the indemnification of the selling stockholders for specified civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of stock by them and any discounts, concessions or commissions received by any of these underwriters, brokers, dealers or agents may constitute underwriting discounts and commissions under the Securities Act.

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ABOUT BLACK DIAMOND

Overview

Black Diamond is a leading provider of outdoor recreation equipment and lifestyle products. The Company’s principal brands are Black Diamond® and Gregory®. The Company develops, manufactures and globally distributes a broad range of products including: rock-climbing equipment (such as carabiners, protection devices, harnesses, belay and devices, helmets and ice-climbing gear), technical backpacks and high-end day packs, tents, trekking poles, headlamps and lanterns, gloves and mittens, skis, ski bindings, ski boots, ski skins and avalanche safety equipment. Headquartered in Salt Lake City, Utah, the Company has more than 500 employees worldwide, with ISO 9001 manufacturing facilities both in Salt Lake City and Southeast China, as well as a sewing plant in Calexico, California, distribution centers in Utah and Southeast China, a marketing office in Yokohama, Japan, and a fully-owned sales, marketing and distribution operation for Europe, located near Basel, Switzerland. References in this prospectus to: (i) “Black Diamond,” “Company,” “we,” “our” and “us” refer to Black Diamond, Inc.; (ii) “Black Diamond Equipment” refer to Black Diamond Equipment, Ltd.; and (iii) “Gregory Mountain Products” and  “Gregory” refer to Gregory Mountain Products, LLC.

Operating History

Since the 2002 sale of our e-commerce solutions business, we have engaged in a strategy of seeking to enhance stockholder value by pursuing opportunities to redeploy our assets through an acquisition of, or merger with, an operating business or businesses that would serve as a platform company.  On May 28, 2010, we acquired Black Diamond Equipment and Gregory.  Because the Company had no operations at the time of our acquisition of Black Diamond Equipment, Black Diamond Equipment is considered to be our predecessor company for financial reporting purposes.  The predecessor company does not include Gregory.

Market Overview

Our primary target customers are outdoor-oriented consumers who understand the importance of an active, healthy lifestyle.  The users of our products are made up of a wide range of outdoor athletes and enthusiasts, including rock, ice and mountain climbers, skiers, backpackers and campers, endurance trail runners, and outdoor-inspired consumers.  We believe we have a strong reputation for style, quality, design and durability in each of our core product lines that address the needs of rock and ice climbers, alpinists, canyoneers, peak baggers, backcountry and freeride skiers, day hikers and backpackers.

As the variety of outdoor sports activities continue to grow and proliferate and existing outdoor sports evolve and become ever more specialized, we believe other outdoor sports and athletic equipment companies are failing to address the unique aesthetics, fit and technical and performance needs of athletes and enthusiasts involved in such specialized activities.  We believe we have been able to help address this void in the marketplace by leveraging our user intimacy and improving on our existing product lines, by expanding our product offerings into new niche categories, and by incorporating innovative industrial design and engineering, along with comfort and functionality into our products. Although we were founded to address the needs of core rock and ice climbers, backcountry skiers and alpinists, we are also successfully designing products for more casual outdoor enthusiasts who also appreciate the technical rigor and premium quality of our products. We believe the credibility and authenticity of our brands expands our potential market beyond committed outdoor athletes to those outdoor generalist consumers who desire to lead active, healthy and balanced lives.

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RISK FACTORS

Investing in our securities involves risk. Please carefully consider the risk factors described in our periodic and current reports filed with the Commission, which are incorporated by reference in this prospectus, as well as any risks that may be set forth in the prospectus supplement relating to a specific security. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations.

USE OF PROCEEDS

We will receive no proceeds from the offering of the shares other than the value of the assets, businesses or securities acquired by us in acquisitions for which shares are offered under this prospectus.

SELLING STOCKHOLDERS

We have also prepared this prospectus, as we may amend or supplement it if appropriate, for use by the persons, and their pledgees, donees, transferees or other successors in interest, who receive shares of our common stock in acquisitions covered by this prospectus. We refer to these persons as selling stockholders. Pursuant to the terms of any agreement we may enter into in connection with an acquisition by the Company of assets, businesses or securities, under certain circumstances selling stockholders may not be permitted to use this prospectus to reoffer any shares without first obtaining our prior written consent. We may condition our consent on the agreement by the selling stockholders that they not offer or sell more than a specified number of shares and that they only do so following the filing of any required supplements or amendments to this prospectus or such other conditions which we may determine.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Selling stockholders may resell shares on NASDAQ (or any other exchange on which our common stock may be listed or traded from time to time), in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices. These selling stockholders may sell their shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both. We will not receive any proceeds from sales by selling stockholders.

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The selling stockholders and any underwriter or broker-dealer retained by the selling stockholders may be deemed to be underwriters within the meaning the Securities Act. Any profits that the selling stockholders realize and the compensation they pay to any underwriter or broker-dealer may be deemed to be underwriting discounts and commissions.

When resales are to be made through a broker or dealer, a member firm of FINRA may be engaged to act as the selling stockholders' agent in the sale of shares by such selling stockholders. We anticipate that the commission paid to the member firm will be the normal commission (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on NASDAQ (or any other exchange on which our common stock may be listed or traded from time to time), in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices.

 In lieu of making sales through use of this prospectus, the selling stockholders may also make sales of the shares covered by this prospectus pursuant to Rule 144 or Rule 145(d) under the Securities Act, to the extent that the provisions of such rules are applicable.

 A prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of any selling stockholders, the participating securities firm, if any, the number and kind of securities involved and other details of such resale to the extent appropriate.

In order to comply with the securities laws of certain states, if applicable, shares covered by this prospectus may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares covered by this prospectus may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York, and for the underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Black Diamond, Inc. (formerly, Clarus Corporation) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Black Diamond Equipment, Ltd. for the period from July 1, 2009 to May 28, 2010, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Black Diamond Equipment, Ltd. as of June 30, 2009 and for the years ended June 30, 2009 and 2008, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Black Diamond, Inc. (formerly, Clarus Corporation), filed with the Commission on March 15, 2011, have been so incorporated in reliance on the report of Tanner LLC (formerly, Tanner LC), independent accountants, given on the authority of said firm as experts in auditing and accounting.

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